COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210 phone
Vion Pharmaceuticals Adds Tanya Lewis to Senior Management Team
NEW HAVEN, CT, December 2, 2008 — VION PHARMACEUTICALS, INC. (OTC Bulletin Board: VION) today announced that Tanya Lewis had joined its senior management team as Vice President, Regulatory and Quality Affairs.
Alan Kessman, Chief Executive Officer, said, ”We are extremely pleased to have Tanya Lewis joining Vion to head our regulatory and quality affairs efforts. She has extensive experience in these areas, and with a particular focus on oncology drugs, having played a significant role on the regulatory approvals for Velcade®.” He concluded, “She will lead our interactions with the U.S. Food and Drug Administration, starting with our effort to file a New Drug Application for laromustine (Cloretazine®, VNP40101M) with the FDA in early 2009.”
Ms. Lewis commented, “I am excited about joining Vion and looking forward to working with the rest of the senior management team to pursue regulatory approval for laromustine in the United States.”
Ms. Lewis has been advising Vion on regulatory matters and working on the NDA filing for laromustine since August 2008 as a consultant. Prior to joining Vion, Ms. Lewis was at Millenium Pharmaceuticals, Inc. for over seven years where she was most recently a Senior Director in the Regulatory Affairs department. At Millenium, she had regulatory oversight for the company’s oncology pipeline, including both development-stage and commercial products. She played a leading role in developing the strategy for the regulatory approval and launch of Velcade®, Millenium’s lead anticancer product. Prior to joining Millenium, Ms. Lewis worked for seven years at Genzyme Corporation.
About Vion
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials. Laromustine (Cloretazine®, VNP40101M), a unique alkylating agent, is being evaluated in a Phase II pivotal trial as a single agent in elderly patients with previously untreated de novo poor-risk acute myelogenous leukemia. Clinical trials of laromustine (Cloretazine®, VNP40101M) with cytarabine in elderly patients with acute myelogenous leukemia, with temozolomide in brain tumors, and with stem cell transplantation in advanced hematologic malignancies, are also being conducted. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to file a New Drug Application or obtain regulatory approval for its products, particularly laromustine (Cloretazine®,VNP40101M), delays in the regulatory approval process or delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not predictive of safety and efficacy results in later or final clinical trials, the need for additional research and testing, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008. In particular, there can be no assurance as to the results of any of the Vion’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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